EXHIBIT 10.89

AMENDMENT TO SEPARATION AGREEMENT
This Amendment to Separation Agreement (this “Amendment”) is made as of the 21st day of December 2018, by and between Caesars Entertainment Corporation, a Delaware corporation (the “Company”), and Mark Frissora (the “Executive”). Capitalized terms used but not defined herein shall have the meanings given to them in the Separation Agreement (as defined below).
WHEREAS, the Company and the Executive are parties to that certain Separation Agreement dated November 1, 2018 (the “Separation Agreement”); and
WHEREAS, the Company and the Executive desire to enter into this Amendment to amend certain terms of and the Separation Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
1.Termination Date. As used in the Separation Agreement, the term “Termination Date” means April 30, 2019; provided, that the Company may, in its sole discretion, elect in a writing delivered to the Executive no later than April 1, 2019, to extend the Termination Date until May 31, 2019.
2. 2019 PIP Award. In addition to the Other Compensation described in Section 1(b)(ii) of the Separation Agreement, the Executive will receive an equity grant for the 2019 compensation year, with a target value of $7,000,000 (the “2019 PIP Award”). The 2019 PIP Award shall vest on the Termination Date and be settled as described below:
2.1Any performance tranches of the 2019 PIP Award shall remain outstanding subject to a determination of the achievement of the applicable targets for the respective performance period and shall be determined based on actual performance for the full performance period. The amounts and/or shares payable with respect to each tranche of such portion of the 2019 PIP Award shall be prorated based on the number of days in 2019 that have elapsed through the Termination Date over 365. The Executive shall be considered as remaining employed with the Company throughout the period ending on the vesting date applicable to the latest performance period, and the award shall be settled at the time set forth in the award agreement.
2.2The amounts and/or shares payable with respect to any service based tranche of the 2019 PIP Award shall be prorated based on the number of days in 2019 that have elapsed through the Termination Date over 365 and shall be settled as soon as practicable following the Termination Date.
3.Early Termination. If an Early Termination (as defined in the Separation Agreement) occurs, the Company will pay the Executive, in addition to the Severance Benefits as contemplated by Section 2(e) of the Separation Agreement and this Amendment, any Annual Base Salary that would have been paid to him through the Termination Date but for such Early Termination (other than an Early Termination due to a termination by the Company for Cause or by the Executive without Good Reason).
4.Legal Fees. The Company shall pay, or reimburse the Executive for, the Executive’s reasonable attorney’s fees incurred in connection with the negotiation of this Amendment.
5.No Other Changes; Continuing Validity. Subject only to the amendments set forth in this Amendment, the Separation Agreement remains in full force and effect in accordance with its terms.
6.Incorporation by Reference. Section 5 through 17 of the Separation Agreement are incorporated herein by reference, mutatis mutandis.

IN WITNESS WHEREOF and intending to be legally bound, the parties have executed this Amendment as of the date and year written below.
CAESARS ENTERTAINMENT CORPORATION

/s/ Monica S. Digilio
By: Monica S. Digilio
Its: Executive Vice President, Chief Human Resources Officer

EXECUTIVE

/s/ Mark Frissora
MARK FRISSORA

Dated:     December 21, 2018

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